QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

SUBSIDIARIES OF GLOBAL CASH ACCESS HOLDINGS, INC.

Name	Jurisdiction of Incorporation or Organization
Global Cash Access, Inc.	Delaware
Global Cash Access (Canada) Inc.	Ontario, Canada
Global Cash Access (Panama), Inc.	Panama
Game Financial Caribbean, N.V.	Netherlands, Antilles
Global Cash Access (Belize), Limited	Belize
Central Credit, LLC	Delaware
Global Cash Access (BVI) Inc.	British Virgin Islands
Arriva Card, Inc.	Delaware
Global Cash Access Switzerland A.G.	Switzerland
Global Cash Access (HK) Ltd.	Hong Kong
GCA (Macau) S.A.	Macau SAR
Global Cash Access (Belgium) S.A.	Belgium
Global Cash Access (UK) Limited	United Kingdom
GCA India Private Limited	India
GCA MTL, LLC	Delaware
Multimedia Games Holdings Company,Inc.	Texas
Multimedia Games, Inc.	Delaware
MGAM Technologies, LLC	Delaware
MGAM Canada, Inc.	British Columbia
MegaBingo International, LLC	Delaware
Multimedia Games de Mexico	Mexico
Multimedia Games de Mexico 1	Mexico
Servicios de Wild Basin	Mexico
MGAM Peru SRL	Peru

QuickLinks

  EXHIBIT 21.1
SUBSIDIARIES OF GLOBAL CASH ACCESS HOLDINGS, INC.